As Filed with the Securities and Exchange Commission on December 4, 2002
                                                     Registration No. 333-101295
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   __________

                            POST-EFFECTIVE AMENDMENT
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   __________

                               COMCAST CORPORATION
             (Exact name of registrant as specified in its charter)

          Pennsylvania                        4841                   27-0000798
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)     Classification Code Number)    Identification No.)

                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
                               Tel: (215) 665-1700
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                      AT&T BROADBAND CORP. ADJUSTMENT PLAN
                    AT&T BROADBAND DEFERRED COMPENSATION PLAN
                      AT&T BROADBAND LONG TERM SAVINGS PLAN
               COMCAST CORPORATION 2002 DEFERRED COMPENSATION PLAN
               COMCAST CORPORATION 2002 DEFERRED STOCK OPTION PLAN
              COMCAST CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN
                 COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN
                 COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN
                   COMCAST CORPORATION 2002 STOCK OPTION PLAN
                   COMCAST CORPORATION 1987 STOCK OPTION PLAN
                          COMCAST-SPECTACOR 401(k) PLAN
                            (Full title of the plan)

                              Arthur R. Block, Esq.
                     Senior Vice President, General Counsel
                               Comcast Corporation
                               1500 Market Street
                      Philadelphia, Pennsylvania 19102-2148
                                 (215) 665-1700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

   Dennis S. Hersch                                Andrew J. Rudolph
   Davis Polk & Wardwell                           Pepper Hamilton LLP
   450 Lexington Avenue                            3000 Two Logan Square
   New York, New York  10017                       Philadelphia, PA  19103
   Tel: (212) 450-4000                             Tel: (215) 981-4000
   Fax: (212) 450-3800                             Fax: (215) 981-4750

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                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                     Amount to be       Proposed Maximum        Proposed Maximum              Amount of
Title of Securities to be            Registered (4)     Offering Price (5)      Aggregate Offering Price      Registration
Registered                                                                      (5)                           Fee (6)
--------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par              22,751,117             $23.75               $  540,339.029               $ 49,712
value $0.01 per share (1)(3)           73,000,000             $ 7.64               $  557,720,000               $ 51,310

Deferred Compensation
Obligations (2)                      $718,000,000                100%              $  718,000,000               $ 66,056

--------------------------------------------------------------------------------------------------------------------------
Total                                                                              $1,816,059,029               $167,078

==========================================================================================================================

(1) After giving effect to the deregistration of 66,244,715 shares of Class A Common stock effected by this Post-Effective Amendment, this registration statement (the "Registration Statement") registers the issuance of 71,000,000 shares of Class A Common Stock of Comcast Corporation (the "Registrant"), par value $0.01 (the "Common Stock"), which are issuable pursuant to the AT&T Broadband Corp. Adjustment Plan (the "Broadband Adjustment Plan"), 2,000,000 shares of Common Stock which are issuable pursuant to the AT&T Broadband Long Term Savings Plan (the "Broadband Savings Plan" and together with the Broadband Adjustment Plan, the "Broadband Plans"), 3,586,340 shares of Common Stock which are issuable pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), 3,014,101 shares of Common Stock which are issuable pursuant to the Comcast Corporation 2002 Restricted Stock Plan (the "Restricted Stock Plan"), 3,000,000 shares of Common Stock which are issuable pursuant to the Comcast Corporation Retirement-Investment Plan (the "Retirement Investment Plan"), 12,950,676 shares of Common Stock which are issuable pursuant to the Comcast Corporation 2002 Stock Option Plan (the "2002 Stock Option Plan") and 200,000 shares of Common Stock which are issuable pursuant to the Comcast-Spectacor 401(k) Plan (the "Comcast-Spectacor 401(k) Plan" and together with the Employee Stock Purchase Plan, the Restricted Stock Plan, the Retirement Investment Plan, the 2002 Stock Option Plan and the Comcast Corporation 1987 Stock Option Plan, the "Comcast Plans"). Because all of the shares that were originally issued on the Registrant's Form S-8 Registration Statement (File No. 333-101295) on November 19, 2002 (the "November 19 Registration Statement") with respect to the Comcast Corporation 1987 Stock Option Plan are being deregistered, this Registration Statement no longer registers any shares with respect to the Comcast Corporation 1987 Stock Option Plan. This Registration Statement also registers the issuance of deferral elections relating to the shares issued under the Restricted Stock Plan. In addition, this Registration Statement registers an indeterminate number of rights (the "Rights") to purchase Series A Participating Cumulative Preferred Stock, par value $0.01 per share, pursuant to the terms of a certain Rights Agreement dated as of November 18, 2002 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.

(2) The deferred compensation obligations to which this Registration Statement relates (the "Deferred Compensation Obligations") arise under the Comcast Corporation 2002 Deferred Compensation Plan (the "Deferred Compensation Plan") for $300,000,000, the AT&T Broadband Deferred Compensation Plan (the "Broadband Deferred Compensation

     Plan") for $18,000,000 and the Comcast Corporation 2002 Deferred Stock Option Plan (the "Deferred Stock Option Plan" and together with the Deferred Compensation Plan and the Broadband Deferred Compensation Plan, the "Deferred Plans") for $400,000,000 and are unsecured obligations of Comcast Corporation to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Deferred Plans in accordance with the terms of the Deferred Plans.

(3) Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall be deemed to cover an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Broadband Plans or the Comcast Plans (together the "Stock Plans") for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant.

(4) In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Deferred Plans or the Stock Plans described herein.

(5) Estimated pursuant to rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the following: (i) in the case of shares of Common Stock for which options have not yet been granted or prices of shares to be issued were not determined under the Comcast Plans as of November 19, 2002, the average of the high and low sale prices of Comcast Corporation Class A Common Stock on November 13, 2002, as reported on the Nasdaq National Market with respect to 22,751,117 shares, (ii) in the case of shares of Common Stock which may be issued under the Broadband Plans, the price per share of $7.64 based on the book value of AT&T Broadband on September 30, 2002 with respect to 73,000,000 shares and (iii) with respect to the Deferred Plans, a proposed maximum offering price equal to 100% of the amount to be registered.

(6) The Registrant previously paid a registration fee of $340,929 with the November 19 Registration Statement. After adjustment by this Post-Effective Amendment, the net fee payable with respect to the shares that remain registered on this Registration Statement is $167,078. A potion of the excess balance of $173,851 will be transferred to an S-8 to be filed by the Registrant covering shares of Class A Special common stock, par value $0.01 ("Class A Special Common Stock").

                                EXPLANATORY NOTE

     Upon its effectiveness, the November 19 Registration Statement of Comcast Corporation (the "Registrant") on Form S-8, Registration No. 333-101295 covered 66,244,715 shares of Class A Common Stock of the Registrant related to certain rights granted to purchase shares under the Comcast Corporation 2002 Employee Stock Purchase Plan, certain rights granted to acquire shares under the Comcast Corporation 2002 Restricted Stock Plan, and options granted to purchase shares under the Comcast Corporation 2002 Stock Option Plan and the Comcast Corporation 1987 Stock Option Plan (collectively, the "Plans").

     In connection with the consummation on November 18, 2002 of the merger of Comcast Holdings Corporation (formerly known as Comcast Corporation) and Comcast Cable Communications Holdings, Inc. (formerly known as AT&T Broadband Corp.) (the "Broadband Transaction"), the Plans were amended such that the rights and options which were outstanding under the Plans at the effective time of the Broadband Transaction entitle the holders to acquire shares of Class A Special Common Stock of the Registrant instead of Class A Common Stock. As a result, a total of 66,244,715 shares of Class A Common Stock covered by the Registrant's November 19 Registration Statement are no longer issuable pursuant to the Plans.

     Accordingly, by this Post-Effective Amendment, the Registrant hereby deregisters 66,244,715 shares of Class A Common Stock covered by the November 19 Registration Statement. These deregistered shares will be registered by the Registrant on a Form S-8 as shares of Class A Special Common Stock.

                                    SIGNATURE

          Pursuant to the requirements of the Securities Act and in accordance with Rule 478(a)(4) under the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on December 4, 2002.

                                      COMCAST CORPORATION


                                      By: /s/ Arthur R. Block
                                          ----------------------
                                          Name:  Arthur R. Block
                                          Title: Senior Vice President